Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
     We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our reports dated November 2, 2007 and February 1, 2008 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarters ended September 28, 2007 and December 28, 2007:

Form S-8	No. 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171; and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-3	No. 333-108486	Harris Corporation Debt and Equity Securities
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-3 ASR	No. 333-132238	Harris Corporation Debt and Equity Securities

/s/ Ernst & Young LLP Certified Public Accountants
Jacksonville, Florida
February 1, 2008